Exhibit 99.1

For Additional Information:

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2026

Completes Sale of Hyatt Regency San Francisco and Increases Full Year Outlook

ALISO VIEJO, CA – August 6, 2026 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2026.

Second Quarter 2026 Operational Results (as compared to Second Quarter 2025):

●	Net Income: Net income attributable to common stockholders was $26.0 million, or $0.14 per diluted share, as compared to $6.8 million, or $0.03 per diluted share.
●	RevPAR: RevPAR for all hotels in the portfolio increased 9.3% to $263.61. The average daily rate was $339.71 and occupancy was 77.6%. RevPAR excluding Andaz Miami Beach increased 4.3%.
●	Total RevPAR: Total RevPAR for all hotels in the portfolio increased 7.7% to $434.00. Total RevPAR excluding Andaz Miami Beach increased 3.0%.
●	Adjusted EBITDAre: Adjusted EBITDAre increased 5.5% to $76.7 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share increased 14.3% to $0.32.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

Bryan A. Giglia, Chief Executive Officer, stated, “We are pleased with our performance in the second quarter as both revenue and profitability meaningfully exceeded expectations. Our well-located portfolio benefited from robust leisure demand as a result of increased summer travel and special events which added to sustained strength in group and corporate demand. Given our outperformance in the second quarter and stronger near-term trends, we are increasing our outlook for the year.”

Mr. Giglia continued, “In late July, we closed on the sale of Hyatt Regency San Francisco, realizing an attractive private market value for a low-yielding asset. The implied valuation multiple on the sale is well in excess of where we are trading and allows us to deliver to our shareholders the value of future growth, today. In anticipation of the sale, starting earlier this year, we began accretively deploying a portion of the sale proceeds into the discounted repurchase of common and preferred stock and expect to generate additional shareholder value and grow NAV per share through the redeployment of the remaining proceeds.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts).

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change		2026	2025	Change

Net Income	$26.0	$10.8	141.6%		$44.6	$16.0	178.1%
Net Income Attributable to Common Stockholders	$26.0	$6.8	279.7%		$41.9	$8.2	413.5%
Net Income Attributable to Common Stockholders per Diluted Share	$0.14	$0.03	366.7%		$0.22	$0.04	450.0%

Total Portfolio Operating Statistics (1)
RevPAR	$263.61	$241.22	9.3%		$259.15	$232.01	11.7%
Occupancy	77.6%	74.6%	300	bps	75.8%	72.3%	350	bps
Average Daily Rate	$339.71	$323.35	5.1%		$341.89	$320.90	6.5%
Total RevPAR	$434.00	$403.11	7.7%		$422.70	$382.94	10.4%

Operating Statistics, excluding Andaz Miami Beach (2)
RevPAR	$260.27	$249.63	4.3%		$252.75	$240.67	5.0%
Occupancy	77.8%	77.2%	60	bps	75.7%	75.0%	70	bps
Average Daily Rate	$334.54	$323.35	3.5%		$333.88	$320.89	4.0%
Total RevPAR	$429.01	$416.50	3.0%		$413.56	$397.24	4.1%

Hotel Adjusted EBITDAre Margin, excluding Andaz Miami Beach (2)	29.4%	30.4%	(100)	bps	28.3%	28.2%	10	bps

Adjusted EBITDAre	$76.7	$72.7	5.5%		$144.4	$129.9	11.2%
Adjusted FFO Attributable to Common Stockholders	$59.0	$55.7	6.0%		$109.2	$97.2	12.3%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.32	$0.28	14.3%		$0.58	$0.49	18.4%

(1)	Includes the 14 hotels owned by the Company as of June 30, 2026.
(2)	Includes the 14 hotels owned by the Company as of June 30, 2026 with the exception of Andaz Miami Beach due to its renovation activity during 2025.

Recent Developments

Hyatt Regency San Francisco Disposition. On July 30, 2026, the Company sold the 821-room Hyatt Regency San Francisco to funds affiliated with Blackstone Real Estate for a gross sale price of $279 million, or approximately $340,000 per key. In anticipation of the sale, the Company deployed approximately $70 million of the sale proceeds into the discounted repurchase of its common and preferred stock during 2026.

Hilton Key West Resort & Marina Conversion. On July 1, 2026, the Company converted its former Oceans Edge Resort & Marina to Hilton Key West Resort & Marina. The conversion is expected to drive incremental earnings at the resort as the property benefits from Hilton’s stronger distribution channels and lower customer acquisition costs compared to its prior independent operating model. The resort will be managed by Hilton and will continue to offer 175 waterfront rooms and suites, six pools, a full-service marina, multiple food and beverage offerings, and a range of amenities and recreational activities.

Stock Repurchase Program. During the second quarter of 2026, the Company repurchased an aggregate amount of $32.2 million, before expenses, of its common and preferred stock. From the start of this year through August 5, 2026, the Company has allocated a total of $70.1 million, before expenses, into repurchases of its common and preferred stock. The Company believes this repurchase activity has been completed at a discount and generated significant value for its stockholders. As of August 5, 2026, the Company has $437.4 million remaining under its existing stock repurchase program authorization.

●	Common stock: During the second quarter of 2026, the Company repurchased 1,195,325 shares at an average purchase price per share of $9.52 for a total repurchase amount before expenses of $11.4 million. From the start of this year through August 5, 2026, the Company has repurchased 4,380,093 shares at an average purchase price per share of $9.24 for a total repurchase amount before expenses of $40.5 million. The average purchase price per share represents a substantial discount to consensus estimates of net asset value and implies a highly attractive valuation multiple on the Company’s stabilized cash flow.
●	Series H Cumulative Redeemable Preferred Stock: During the second quarter of 2026, the Company repurchased 328,438 shares at an average purchase price per share of $21.07 for a total repurchase amount before expenses of $6.9 million. From the start of this year through August 5, 2026, the Company has repurchased 586,488 shares at an average purchase price per share of $20.96 for a total repurchase amount before expenses of $12.3 million. The average repurchase price per share reflects a 16.1% discount to the preferred stock liquidation value.
●	Series I Cumulative Redeemable Preferred Stock: During the second quarter of 2026, the Company repurchased 687,458 shares at an average purchase price per share of $20.25 for a total repurchase amount before expenses of $13.9 million. From the start of this year through August 5, 2026, the Company has repurchased 864,904 shares at an average purchase price per share of $20.09 for a total repurchase amount before expenses of $17.4 million. The average repurchase price per share reflects a 19.6% discount to the preferred stock liquidation value.

Balance Sheet and Liquidity Update

As of June 30, 2026, the Company had $203.7 million of cash and cash equivalents, including restricted cash of $109.3 million, total assets of $3.0 billion, including $2.7 billion of net investments in hotel properties and assets held for sale, total debt of $980.0 million and stockholders’ equity of $1.9 billion. Subsequent to the end of the quarter, the Company completed its previously announced $279.0 million sale of Hyatt Regency San Francisco and used a portion of the proceeds to repay the outstanding $25.0 million balance on its revolving credit facility. Adjusting for the receipt of the gross sale proceeds, net of the $25.0 million disposition deposit, and the debt repayment, the Company had approximately $430.0 million of cash and cash equivalents, including restricted cash and total debt outstanding of $955.0 million.

Capital Investments Update

The Company invested $53.4 million into its portfolio during the first six months of 2026. The Company currently expects to invest approximately $105 million to $115 million into its portfolio in 2026. This revised range includes incremental investment for repair and restoration work at Wailea Beach Resort following damage incurred from severe weather that impacted the Hawaiian Islands in March 2026. The Company expects to be reimbursed for the majority of the incremental expenditures under its insurance programs.

2026 Outlook

The Company is updating its 2026 outlook based on Management’s expectations and information available as of the date of this release. Geopolitical developments, changes in economic policies, changes in the health of the economy, or changes in business and consumer sentiment, among other factors, could lead to further revisions to the Company’s outlook or cause the Company to withdraw its outlook altogether.

For the full year 2026, the Company now expects:

Metric ($ in millions, except per share data)	Prior Full Year 2026 Guidance (1)	Adjustments (2)	Adjusted Prior Full Year 2026 Guidance	Current Full Year 2026 Guidance (3)	Change in Full Year 2026 Guidance Midpoint
Net Income	$34 to $48	+$34	$68 to $82	$79 to $89	+$9.0
Net Income Attributable to Common Stockholders per Diluted Share	$0.11 to $0.18	+$0.18	$0.29 to $0.36	$0.37 to $0.42	+$0.07
RevPAR Growth (4)	5.0% to 7.5%	—	5.0% to 7.5%	7.0% to 9.0%	+175 bps
Total RevPAR Growth (4)	5.0% to 7.5%	—	5.0% to 7.5%	7.0% to 9.0%	+175 bps
Adjusted EBITDAre	$238 to $252	-$3.0	$235 to $249	$245 to $255	+$8.0
Adjusted FFO Attributable to Common Stockholders	$166 to $180	-$3.0	$163 to $177	$174 to $184	+$9.0
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.88 to $0.96	-$0.02	$0.86 to $0.94	$0.93 to $0.98	+$0.06
Diluted Weighted Average Shares Outstanding	188,000,000	—	188,000,000	187,000,000	-1,000,000

(1)	Reflects guidance presented on May 5, 2026.
(2)	Adjustments represent the net impact on our prior full year guidance, including the estimated gain on sale, from the disposition of Hyatt Regency San Francisco on July 30, 2026.
(3)	Detailed reconciliations of Net Income to non-GAAP financial measures are provided later in this release.
(4)	RevPAR and Total RevPAR Growth reflect comparisons to full year 2025 and include all 13 hotels owned by the Company as of the date of this release. Andaz Miami Beach is expected to contribute approximately 450 basis points of RevPAR and Total RevPAR growth.

Full year 2026 guidance is based in part on the following full year assumptions:

●	Full year interest and other income (excluding amounts received from our insurance programs as reimbursement for restoration of property damage) of approximately $7 million to $8 million. This range is $4.0 million higher than the Company’s prior estimate.
●	Full year corporate overhead expense (excluding deferred stock amortization and management transition costs) of approximately $19 million to $20 million. This range is $1.0 million lower than the Company’s prior estimate.
●	Full year interest expense of approximately $49 million to $52 million, including approximately $4 million in amortization of deferred financing costs and $4 million of noncash reduction to interest expense on derivatives. Excluding the noncash interest on derivatives, this range is unchanged from the Company’s prior estimate.
●	Full year preferred stock dividends of approximately $15 million to $16 million, which includes the Series G, H, and I cumulative redeemable preferred stock. This range is $1.0 million lower than the Company’s prior estimate.

Dividend Update

On August 5, 2026, the Company’s Board of Directors authorized a cash dividend of $0.09 per share of its common stock. The Company’s Board of Directors also authorized cash dividends of $0.382813 per share payable to its Series H cumulative redeemable preferred stockholders, and $0.356250 per share payable to its Series I cumulative redeemable preferred stockholders. The common and preferred dividends will be paid on October 15, 2026 to stockholders of record as of September 30, 2026.

The Company currently expects to continue to pay a quarterly cash common dividend throughout 2026. The level of any future quarterly dividends will be determined by the Company’s Board of Directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter results on August 6, 2026, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-833-461-5787 and reference meeting ID 420 784 049 to listen to the live call. A transcript of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release owns 13 hotels comprised of 6,178 rooms, all of which are operated under nationally recognized brands. Sunstone's strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of well-located hotel and resort real estate. For further information, please visit Sunstone’s website at www.sunstonehotels.com. The Company’s website is provided as a reference only and any information on the website is not incorporated by reference in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, uncertainties, and other factors include, but are not limited to, those described in the sections entitled “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2025 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 27, 2026, and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as us. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. Nareit defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to Nareit’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre or Adjusted FFO attributable to common stockholders:

●	Amortization of deferred stock compensation: we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels.

●	Amortization of contract intangibles: we exclude the noncash amortization of any favorable or unfavorable contract intangibles recorded in conjunction with our hotel acquisitions. We exclude the noncash amortization of contract intangibles because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; the write-off of development costs associated with abandoned projects; property-level restructuring, severance, and management transition costs; pre-opening costs associated with extensive renovation projects; debt resolution costs; lease terminations; property insurance restoration proceeds or uninsured losses; and other nonrecurring identified adjustments.

In addition, to derive Adjusted EBITDAre, we exclude the amortization of our right-of-use assets and related lease obligations as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the real estate amortization of our right-of-use assets and related lease obligations (with the exception of our corporate operating lease) as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. We also exclude gains or losses on the redemptions or repurchases of preferred stock, changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Investment in hotel properties, net	$2,501,390	$2,771,180
Operating lease right-of-use assets, net	4,037	4,418
Cash and cash equivalents	94,431	109,189
Restricted cash	109,274	76,531
Accounts receivable, net	50,785	33,662
Prepaid expenses and other assets, net	35,649	34,025
Assets held for sale, net	239,155	—
Total assets	$3,034,721	$3,029,005

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Debt, net of unamortized deferred financing costs	$968,373	$918,086
Operating lease obligations	6,525	7,348
Accounts payable and accrued expenses	53,580	63,146
Dividends and distributions payable	21,860	22,975
Other liabilities	103,563	72,832
Liabilities of assets held for sale	48	—
Total liabilities	1,153,949	1,084,387
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series G Cumulative Redeemable Preferred Stock, 2,650,000 shares issued and outstanding at both June 30, 2026 and December 31, 2025, stated at liquidation preference of $25.00 per share	66,250	66,250
6.125% Series H Cumulative Redeemable Preferred Stock, 3,974,703 shares issued and outstanding at June 30, 2026 and 4,545,903 shares issued and outstanding at December 31, 2025, stated at liquidation preference of $25.00 per share	99,368	113,648
5.70% Series I Cumulative Redeemable Preferred Stock, 3,181,182 shares issued and outstanding at June 30, 2026 and 3,990,973 shares issued and outstanding at December 31, 2025, stated at liquidation preference of $25.00 per share	79,530	99,774
Common stock, $0.01 par value, 500,000,000 shares authorized, 185,944,329 shares issued and outstanding at June 30, 2026 and 189,709,516 shares issued and outstanding at December 31, 2025	1,859	1,897
Additional paid in capital	2,260,796	2,298,398
Distributions in excess of retained earnings	(627,031)	(635,349)
Total stockholders’ equity	1,880,772	1,944,618

Total liabilities and stockholders' equity	$3,034,721	$3,029,005

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues
Room	$168,268	$156,048	$329,315	$300,969
Food and beverage	78,904	78,026	153,191	145,154
Other operating	29,937	25,698	54,312	47,714
Total revenues	277,109	259,772	536,818	493,837
Operating expenses
Room	43,142	40,859	85,140	79,969
Food and beverage	54,097	53,028	105,369	101,849
Other operating	7,916	6,510	14,640	12,370
Advertising and promotion	14,561	14,222	28,253	27,338
Repairs and maintenance	10,267	9,875	21,921	19,560
Utilities	7,264	7,051	14,401	13,792
Franchise costs	4,960	4,843	9,545	9,302
Property tax, ground lease and insurance	21,101	18,954	41,555	37,851
Other property-level expenses	34,939	31,533	67,697	61,258
Corporate overhead	8,760	8,346	15,595	17,251
Depreciation and amortization	34,260	34,125	68,437	66,400
Impairment and other losses	1,639	—	1,639	—
Total operating expenses	242,906	229,346	474,192	446,940
Interest and other income	3,791	2,300	5,324	3,864
Interest expense	(11,782)	(13,164)	(23,059)	(25,846)
Loss on sale of assets	—	(8,751)	—	(8,751)
Income before income taxes	26,212	10,811	44,891	16,164
Income tax provision, net	(187)	(37)	(309)	(135)
Net income	26,025	10,774	44,582	16,029
Preferred stock dividends, net of gain on repurchases	(46)	(3,932)	(2,648)	(7,863)
Net income attributable to common stockholders	$25,979	$6,842	$41,934	$8,166

Basic and diluted per share amounts:
Basic and diluted net income attributable to common stockholders per common share	$0.14	$0.03	$0.22	$0.04

Basic weighted average common shares outstanding	185,333	195,791	186,839	198,087
Diluted weighted average common shares outstanding	185,550	196,304	187,097	198,859

Distributions declared per common share	$0.09	$0.09	$0.18	$0.18

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net income	$26,025	$10,774	$44,582	$16,029
Depreciation and amortization	34,260	34,125	68,437	66,400
Interest expense	11,782	13,164	23,059	25,846
Income tax provision, net	187	37	309	135
Loss on sale of assets	—	8,751	—	8,751
Impairment and other losses	1,639	—	1,639	—
EBITDAre	73,893	66,851	138,026	117,161

Amortization of deferred stock compensation	3,557	2,772	5,446	4,836
Amortization of right-of-use assets and obligations	(225)	(159)	(442)	(300)
Gain on property damage, net	(2,473)	—	(543)	(99)
Property-level pre-opening and management transition costs	118	3,218	118	6,471
Property-level legal settlement costs	935	—	935	—
Management transition costs	907	—	907	1,869
Adjustments to EBITDAre, net	2,819	5,831	6,421	12,777

Adjusted EBITDAre	$76,712	$72,682	$144,447	$129,938

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

Reconciliation of Net Income to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net income	$26,025	$10,774	$44,582	$16,029
Preferred stock dividends, net of gain on repurchases	(46)	(3,932)	(2,648)	(7,863)
Real estate depreciation and amortization	33,918	33,779	67,750	65,697
Loss on sale of assets	—	8,751	—	8,751
Impairment and other losses	1,639	—	1,639	—
FFO attributable to common stockholders	61,536	49,372	111,323	82,614

Amortization of deferred stock compensation	3,557	2,772	5,446	4,836
Real estate amortization of right-of-use assets and obligations	(200)	(134)	(386)	(260)
Amortization of contract intangibles, net	314	314	629	629
Noncash interest on derivatives, net	(1,964)	181	(4,085)	1,163
Gain on property damage, net	(2,473)	—	(543)	(99)
Property-level pre-opening and management transition costs	118	3,218	118	6,471
Property-level legal settlement costs	935	—	935	—
Management transition costs	907	—	907	1,869
Gain on preferred stock repurchases, net	(3,685)	—	(5,185)	—
Adjustments to FFO attributable to common stockholders, net	(2,491)	6,351	(2,164)	14,609

Adjusted FFO attributable to common stockholders	$59,045	$55,723	$109,159	$97,223

FFO attributable to common stockholders per diluted share	$0.33	$0.25	$0.59	$0.42

Adjusted FFO attributable to common stockholders per diluted share	$0.32	$0.28	$0.58	$0.49

Basic weighted average shares outstanding	185,333	195,791	186,839	198,087
Shares associated with unvested restricted stock awards	423	513	448	868
Diluted weighted average shares outstanding	185,756	196,304	187,287	198,955

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2026

(Unaudited and in thousands, except for per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre

	Year Ended
	December 31, 2026
	Low	High

Net income	$79,000	$89,000
Depreciation and amortization	129,000	129,000
Interest expense	50,500	50,500
Income tax provision, net	1,000	1,000
Gain on sale of assets	(30,000)	(30,000)
Impairment and other losses	2,000	2,000
Amortization of deferred stock compensation	10,000	10,000
Property-level pre-opening and management transition costs	2,500	2,500
Property-level legal settlement costs	1,000	1,000
Management transition costs	1,000	1,000
Gain on property damage, net	(1,000)	(1,000)
Adjusted EBITDAre	$245,000	$255,000

Reconciliation of Net Income to Adjusted FFO Attributable to Common Stockholders

	Year Ended
	December 31, 2026
	Low	High

Net income	$79,000	$89,000
Preferred stock dividends, net of gain on repurchases	(10,000)	(10,000)
Net income attributable to common stockholders	69,000	79,000

Real estate depreciation and amortization	128,000	128,000
Gain on sale of assets	(30,000)	(30,000)
Impairment and other losses	2,000	2,000
Amortization of deferred stock compensation	10,000	10,000
Property-level pre-opening and management transition costs	2,500	2,500
Property-level legal settlement costs	1,000	1,000
Management transition costs	1,000	1,000
Gain on property damage, net	(1,000)	(1,000)
Amortization of intangibles, net	1,000	1,000
Noncash interest on derivatives, net	(4,000)	(4,000)
Gain on preferred stock repurchases, net	(5,500)	(5,500)
Adjusted FFO attributable to common stockholders	$174,000	$184,000

Net income attributable to common stockholders per diluted share	$0.37	$0.42

Adjusted FFO attributable to common stockholders per diluted share	$0.93	$0.98

Diluted weighted average shares outstanding	187,000	187,000

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Total Portfolio Hotel Adjusted EBITDAre Margin	28.9%	29.2%	28.3%	27.5%
Hotel Adjusted EBITDAre Margin, excluding Andaz Miami Beach	29.4%	30.4%	28.3%	28.2%

Actual revenues	$277,109	$259,772	$536,818	$493,837
Sold hotel revenues (1)	—	(2,360)	—	(7,445)
Total Portfolio Hotel Revenues	277,109	257,412	536,818	486,392
Andaz Miami Beach revenues (2)	(14,393)	(2,329)	(33,097)	(2,461)
Hotel Revenues, excluding Andaz Miami Beach	$262,716	$255,083	$503,721	$483,931

Net income	$26,025	$10,774	$44,582	$16,029
Non-hotel operating expenses, net (3)	2	(396)	12	(691)
Property-level adjustments (4)	1,293	3,407	3,665	6,823
Corporate overhead	8,760	8,346	15,595	17,251
Depreciation and amortization	34,260	34,125	68,437	66,400
Impairment and other losses	1,639	—	1,639	—
Interest and other income	(3,791)	(2,300)	(5,324)	(3,864)
Interest expense	11,782	13,164	23,059	25,846
Loss on sale of assets	—	8,751	—	8,751
Income tax provision, net	187	37	309	135
Actual Hotel Adjusted EBITDAre	80,157	75,908	151,974	136,680
Sold hotel Adjusted EBITDAre (1)	—	(624)	—	(2,996)
Total Portfolio Hotel Adjusted EBITDAre	80,157	75,284	151,974	133,684
Andaz Miami Beach Adjusted EBITDAre (2)	(2,791)	2,329	(9,289)	2,804
Hotel Adjusted EBITDAre, excluding Andaz Miami Beach	$77,366	$77,613	$142,685	$136,488

(1)	Sold hotel revenues and Adjusted EBITDAre include results for the Hilton New Orleans St. Charles, sold by the Company in June 2025.
(2)	Andaz Miami Beach was undergoing a transformational renovation during the three and six months ended June 30, 2025, and results are not comparable to the prior period.
(3)	Non-hotel operating expenses, net include the amortization of hotel real estate-related right-of-use assets and obligations, corporate-level current year property taxes and insurance, as well as any prior year property taxes assessed on sold hotels, net of any refunds received.
(4)	Property-level adjustments include non-operational and nonrecurring items. For the three months ended June 30, 2026, adjustments primarily consisted of legal settlement costs. For the six months ended June 30, 2026, adjustments primarily consisted of severe weather-related restoration expenses and legal settlement costs. For the three and six months ended June 30, 2025, adjustments primarily consisted of pre-opening costs related to Andaz Miami Beach.